UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

STONEMOR PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Rittenhouse Circle

Bristol, PA 19007

(Address of principal executive offices) (Zip Code)

(215) 826-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2006, StoneMor GP LLC (the “General Partner”), the general partner of StoneMor Partners L.P. (the “Company”), entered into the Director Restricted Phantom Unit Agreement (the “Agreement”) under the Company’s Long-Term Incentive Plan with each of the following non-employee directors of the General Partner: Howard Carver, Allen Freedman, Peter Grunebaum, Martin Lautman and Fenton Talbott.

The following is a summary of the material provisions of the Agreement. This summary is qualified in its entirety by reference to the form of the Agreement, which is incorporated by reference in its entirety and attached to this current report on Form 8-K as Exhibit 10.1.

Pursuant to the Agreement, commencing as of November 17, 2004 or, if later, the date the person became a director of the General Partner, compensation in the annual amount of $12,500, in consideration for his services as a director, will be deferred and credited, in the form of phantom units, to a mandatory deferred compensation account established by the General Partner for the director.

The annual deferral is credited in four equal quarterly installments to the director’s mandatory deferred compensation account, each installment is to be credited on the date of the regular quarterly meeting of the board for such quarter or upon a date so designated by the board. The number of phantom units to be credited to the director’s mandatory deferred compensation account is determined by dividing the amount of each quarterly installment by the closing price for common units of the Company for the trading day immediately prior to the first day of such regular quarterly board meeting or designated date. Crediting of phantom units to the director’s mandatory deferred compensation account will not entitle the director to the rights of a limited partner of the Company or a holder of units.

For each phantom unit in the director’s mandatory deferred compensation account, the General Partner will credit such account, solely in phantom units, with an amount equal to the cash distributions paid on a phantom unit. The crediting will occur as of the date on which such cash distributions on the common units of the Company are paid. The phantom units to be credited to the director’s mandatory deferred compensation account will be calculated by dividing the dollar amount of the distribution equivalent rights by the closing price for the common units of the Company for the trading day immediately prior to the day on which the cash distribution is paid on the units.

No payment of the mandatory deferred compensation account will be made to the director prior to the occurrence of any of the following events, and only to the extent permitted under the Internal Revenue Code of 1986, as amended: (i) separation of the director from service as a director; (ii) disability of the director; (iii) an unforeseeable emergency with respect to the director; (iv) a change of control of the Company or General Partner; or (v) death of the director. Phantom units credited to the director’s mandatory deferred compensation account will be valued at the closing price for common units of the Company for the trading day immediately prior to the payment date.

The Agreement will not confer upon the director, any right to continue in the service of the board of the General Partner or any of its subsidiaries nor does the Agreement affect any right which the General Partner or any of its subsidiaries may have to terminate the board service of the director. The payment of mandatory deferred compensation account will not give the General Partner or any of its subsidiaries any right to the continued services of the director for any period.

The authority to manage and control the operation and administration of the Agreement will be vested in the compensation committee of the board of the General Partner, and the compensation committee will have all powers with respect to the Agreement as it has with respect to the Company’s Long-Term Incentive Plan. The phantom units, the related distribution equivalent rights and the Agreement are each subject to, and the General Partner and the director are bound by, the terms and conditions of the Company’s Long-Term Incentive Plan and any inconsistency or discrepancy between the provisions of the Agreement and the Company’s Long-Term Incentive Plan, the Company’s Long-Term Incentive Plan will govern and prevail.

The foregoing summary supersedes the description of phantom units set forth in the current reports on Form 8-K filed by the Company on December 3, 2004 and August 9, 2005.

Item 2.02 Results of Operations and Financial Condition.

On June 1, 2006, the Company issued a press release announcing its selected results for the fiscal quarter ended March 31, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in Item 2.02 of this report, including the exhibit attached hereto, will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as will be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

None.

(b)	Pro forma financial information.

None.

(c)	Shell company transactions.

None.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of the Director Restricted Phantom Unit Agreement.

99.1	Press Release dated June 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2006	STONEMOR PARTNERS L.P.

	By:	StoneMor GP LLC, its general partner

		By:	/s/ William R. Shane
		Name:	William R. Shane
		Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of the Director Restricted Phantom Unit Agreement.

99.1	Press Release dated June 1, 2006.

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